Exhibit 10.9

MYERS PEDESTAL SUPPLY

AND TRANSITION AGREEMENT

This MYERS PEDESTAL SUPPLY AND TRANSITION AGREEMENT (this “Agreement”) is made May 16, 2003 between GREEN LIGHT ACQUISITION COMPANY (“Buyer”), and U.S. TRAFFIC CORPORATION and MYERS/NUART ELECTRICAL PRODUCTS, INC. (collectively, “Seller”).

R E C I T A L S

A.                                   Seller and Buyer have entered into an Asset Purchase Agreement bearing the date hereof (the “Asset Purchase Agreement”);

B.                                     Pursuant to the Asset Purchase Agreement, Buyer has purchased substantially all of the assets of the Business (as defined in the Asset Purchase Agreement) and Seller has retained its Myers power pedestal products segment (the “Pedestal Business”);

C.                                     The products of the Pedestal Business are currently being manufactured by employees at the Santa Fe Springs, California facility that is part of the Business;

D.                                    The Parties have agreed that the Buyer will continue to manufacture Myers Pedestal products for Seller until Seller can relocate the Pedestal Business on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual promises made herein, the Parties agree as follows:

1.                                          Definitions.  For purposes of this Agreement, the following terms have the specified meaning:

a.                                   “Confidential Information” means any information either party possesses or learns about the Pedestal Business which is not known to the public.

b.                                  “Facility” means the real property located in Santa Fe Springs, California which is used in the conduct of the Business.

c.                                   “Pedestal Business Machinery and Equipment” means the assets listed on Schedule 1(c).

d.                                  “Pedestal Business Inventory” means inventory of raw materials purchased specifically for the manufacture of products of the Pedestal Business.

e.                                   “Term” means the time period commencing on the date hereof and expiring on the later of December 31, 2003 or the date the Pedestal Business vacates Buyer’s facilities, but in no event later than April 1, 2004.

2.                                          Facilities.  Buyer agrees that Seller may conduct the Pedestal Business in Buyer’s facilities at Santa Fe Springs rent-free until January 31, 2004.  In the event Seller is unable to vacate the facilities by January 31, 2004, Seller may holdover in the facility on a month-to-month basis until March 31, 2004 by paying Buyer a sum of $150,000 on the first day of each month Seller holds over.

3.                                          Employees.  Seller has retained certain salaried employees who will handle sales, engineering, and maintaining documentation necessary to satisfy Buyer and Seller during the Term.  During the Term, such employees may occupy such offices at the Facility as determined by Buyer.  Buyer shall provide such employees with customary office services, including telephone, fax, photocopy, computer and cleaning services, all at no charge to Seller, in a manner comparable to that which was provided by Seller during its conduct of the Business at the Facility.  It is understood, however, that the tangible assets used by such employees at the Facility are the property of Buyer.

4.                                          Operation of the Pedestal Business.  During the Term, Buyer will operate the Pedestal Business for Seller by manufacturing product and purchasing necessary inventory, all in consultation with Seller.  To operate the Pedestal Business during the Term, Buyer will use its hourly employees, the Pedestal Business Inventory, and Pedestal Business Machinery and Equipment, as well as Buyer’s own inventory.  Buyer will sell and invoice Pedestal Business product to Seller on a fully costed bill of materials basis, without inclusion of any corporate allocation or burden for labor or  material or other overhead charges.

During the Term, Buyer will maintain all Pedestal Business Machinery and Equipment, and Seller-salaried employees will conduct all Pedestal Business customer contacts, collect Pedestal Business receivables, and cause payment of Pedestal Business payables in the ordinary course on behalf of Seller.

5.                                          Termination of Arrangement.

a.                                   The Parties will agree which Buyer hourly employees Seller will seek to employ when the Pedestal Business relocates.

b.                                  Upon expiration of the Term, Buyer will transfer to Seller, without charge, good and usable raw materials inventory having an aggregate value which is equal to the Pedestal Business Inventory which was transferred to Buyer pursuant to the Asset Purchase Agreement.

c.                                   The Parties will cooperate in the transition of the Pedestal Business accounting and records transfer to Seller’s new facility.

d.                                  When Seller vacates the facilities, Seller will pay all costs incurred in connection with the removal of the Pedestal Business Machinery and Equipment and the Pedestal Business inventory from the facilities.  Buyer employees will make all simple electrical disconnections from Pedestal Business Machinery and Equipment.

6.                                          Assignment of Rights.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties, their respective successors and permitted assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that (x) Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

7.                                          Confidentiality.  Seller and Buyer will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the other Party or destroy, at the request and option of the other Party, all tangible embodiments (and all copies) of the Confidential Information which is in its possession.  In the event that either Party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Party will notify the other Party promptly of the request or requirement so that the other Party may seek an appropriate protective order or waive compliance with the provisions of this Section 7.  If, in the absence of a protective order or the receipt of a waiver hereunder, either Party  is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that such Party may disclose the Confidential Information to the tribunal; provided, however, that such Party shall use its best efforts to obtain, at the request of the other Party, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the other Party shall designate.  The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

8.                                          Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.                                          Notices.  All notices, requests demands, claims, and other communications hereunder will be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if sent by telecopier (with written confirmation of receipt) (and a copy is mailed, by registered or certified mail, return receipt requested, postage prepaid), or if sent by a nationally recognized overnight delivery service (with written confirmation of receipt in each case) addressed to the intended recipient, as set forth below:

If to Seller:	U.S. Traffic Corporation/Myers Power Products, Inc.
2000 Highland Avenue
Bethlehem, Pennsylvania 18020
Attention: Walter Rogers
Facsimile: (610) 868-8686

Copy to:	Altheimer & Gray
Suite 4000
10 S. Wacker Drive
Chicago, Illinois 60606
Attention: David W. Schoenberg
Facsimile: (312) 715-4987

If to Buyer:	Green Light Acquisition Company
One East Wacker Drive
Chicago, Illinois 60601
Attention: Leslie J. Jezuit
Facsimile: (312) 467-0197

Copy to:	Holland & Knight LLC
30th Floor
131 S. Dearborn Street
Chicago, IL 60603
Attention: Anne Hamblin Schiave
Facsimile: (312) 578-6666

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

10.                                   Choice of Law.  This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

11.                                   Amendment.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

12.                                   Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any circumstance in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other circumstance or in any other jurisdiction.

13.                                   Venue.  This Agreement has been executed and delivered in and shall be deemed to have been made in Chicago, Illinois.  Seller and Buyer each agrees to the exclusive jurisdiction of any state or Federal court within the City of Chicago, with respect to any claim or cause of action arising under or relating to this Agreement, and waives personal service of any and all process upon it, and consents that all services of process be made by registered or certified mail, return receipt requested, directed to it at its address as set forth in Section 9, and service so made shall be deemed to be completed when received.  Seller and Buyer each waives any objection based on forum non conveniens and waives any objection to venue of any action instituted hereunder.  Nothing in this paragraph shall affect the right of Seller or Buyer to serve legal process in any other manner permitted by law.

[Signature page to follow]

IN WITNESS WHEREOF, this Agreement has been executed as of the date above written.

GREEN LIGHT ACQUISITION COMPANY		U. S. TRAFFIC CORPORATION

By:	/s/ Leslie J. Jezuit	By:	/s/ Gary J. Coury
Its:	President	Its:	President

MYERS/NUART ELECTRICAL PRODUCTS, INC.

		By:	/s/ Diana Grootonk
		Its:	President